Exhibit 10.17

June 20,200l

TEST REPORT

Comparison of Energy Savings and Inrush Current of Various
Commercially Available Motor Controllers

This report describes the test data; the units under test, and the test equipment used during the inrush current and energy savings tests performed on June 19, 2001 by Medsker Electric Inc. of Farmington Hills, Michigan. Medsker Electric is an independent electric motor repair and test laboratory, and was contracted by Power Efficiency Corporation to provide third party testing and verification of motor controller performance.

The motor controllers in Table 1 were tested under identical test conditions:

TABLE 1

Manufacturer	Product Name	Part Number	Settings*
Power Efficiency Corporation	Performance Controller	PC3-46-10-12-14	Factory
Somar Environmental Systems, Ltd.	Powerboss Plus	PS053P	energy saving enabled 16 sec ramp 400% current limit
Fairford Electronics Ltd	Energy Logic QFE23	AW023D5XQXX	Factory, using "Optimise" feature
Coast Energy Management (CEM) Industries	Power Planner III	05241-NV	Tried both "red" and "green" chips, JM1 on, JM2 off, circuit board engaged, Delay Pot @ 2, CF Pot @ 4
*best efforts are made to recreate Factory settings given information provided by each manufacturer's product documentation and field representatives, where available

TEST SETUP & PROCESS
The test cell consisted of an AC induction motor coupled to a dynamometer. The induction motor was a U.S. Electrical Motors 10 horsepower, three-phase, 60 Hz, 480VAC, 870 rpm. The dynamometer was a Westinghouse DC motor, 20 horsepower, 230VDC, 65 amp, 900 rpm. The housing of the dynamometer was free to rotate about the shaft axis, restrained only by a steel rod with an in-line strain gage fixing the housing to the test cell base. The rod-strain gage assembly provided calibrated measurement of the torque exerted by the dynamometer upon the shaft of the induction motor. A separate DC control knob controlled the voltage to the DC dynamometer, which mechanically opposed (loaded) the induction motor through a shaft coupling. The test equipment list is shown in Appendix 1.

Motor Controller Test Report, 20-Jun-01, page 2 of 5

The motor was connected to 3-phase power through a fused disconnect. First, the peak torque produced by the motor was determined experimentally, which was then defined as 100% shaft torque. Baseline motor current and kW measurements were then taken with the Fluke 33 and PowerSight PS 3000 at the test points of 2%, 10%, 20%, 30%, 40%, 50%, 80%, and 100% of this peak shaft torque. Baseline peak motor inrush current was also measured using the Fluke 33.

Each motor controller was separately tested by wiring it between the fused disconnect and the induction motor. The inrush current, operating current and kW power were all measured on the line side of the controller at each of the identical torque test points. All efforts were made to maintain the factory settings of the various controllers. The technician installed each controller as a prudent end customer would, using the factory settings and adjusting as per their respective users guides and manuals.

TEST RESULTS
The energy saving data was plotted and a logarithmic curve fit applied to each set of data, as shown in Chart 1. The peak inrush amp measurements were plotted in Chart 2, with the horizontal line showing the peak inrush current of the motor without a motor controller. The individual test measurements are shown in Table 2, for both energy savings and inrush current.

CHART 1

Comparison of Energy-Savings

50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
-10.0%
% Power Savings versus Motor Alone
Performance Controller
Powerboss
Fairford QFE
Power Planner III
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
% of Peak Motor Torque

Motor Controller Test Report, 20-Jun-01, page 3 of 5

Motor Controller Test Report, 20-Jun-01, page 4 of 5

CONCLUSIONS
The Performance Controller exhibited twice the energy savings of the next nearest competitor for motor shaft torques of less than 50% of peak torque. Because rpm was constant (neglecting slip), percentage of peak torque is analogous to percentage of full shaft load. Note that all four controllers showed little to no energy savings at motor loads exceeding 60% of full load.

The Performance Controller again exhibited the best soft-start performance, reducing the motor inrush current by 71%. This inrush current was 30% lower than that of the next nearest competitor.

According to the Medsker Electric test technician, the other three controllers had several disadvantages. The Powerboss unit required a secondary single-phase power supply to power the fan, and required hex switch and DIP switch settings per the manual. The Fairford QFE also required a secondary 120VAC supply to power the keypad, and the technician found the Fairford keypad confusing to program, requiring time-consuming consultation with the manual. The technician found the Power Planner III installation instructions to be oversimplified and contradictory, which called for swapping a chip and jumpers on the circuit board as part of the calibration process. The Power Planner III soft-start also produced motor vibration and torque pulsations.

Overall, the test technician found that the Power Efficiency controller was the simplest to install and test, and was the best performer in terms of energy savings and inrush current reduction.

Motor Controller Test Report, 20-Jun-01, page 5 of 5

APPENDIX 1
TEST EQUIPMENT & CONDITIONS LIST

Description	Manufacturer	Model No.	Serial No.	Ratings
Induction Motor	U.S. Electrical Motors	Frame 284T Type R	ID# R-1713-02- 059 R2059133	10HP, 3 phase, 60Hz, 480VAC, 15.9FLA, 870 RPM
Dynamometer	Westinghouse	DC Motor Type SK, Style 1007590	S/N 2491042	20HP, 230VDC, 65 Amp, 900 RPM
Load Cell (strain gage)	GSE	Model 5354 #155354-00201	S/N 445
Digital Readout		APLSG400	5290
Power Analyzer	Summit Technology, Inc.	PowerSight Energy Analyzer Model PS3000	S/N 22270
Ammeter	Fluke	Fluke 33 True RMS Clamp Meter	S/N 66016113

Measured line voltage	484VAC
Ambient Temp	85°F